UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)
AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No.     )*

Thermage, Inc.
(Name of Issuer)
Common Stock, $.0001 par value per share
(Title of Class of Securities)
88343R 10 1
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88343R 10 1	Page	2	of	17

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Institutional Venture Partners VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	3	of	17

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Institutional Venture Management VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	4	of	17

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IVP Founders Fund I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	5	of	17

1	NAMES OF REPORTING PERSONS: Samuel D. Colella

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		40,000 shares of Common Stock (4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		40,000 shares of Common Stock (4)

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,014,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.25% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.
(4) Includes an option to acquire up to (i) 10,000 shares of Issuer’s Common Stock at a price of $0.45 per share; (ii) 20,000 shares of Issuer’s Common Stock at a price of $1.90 per share; and (iii) 10,000 shares of Issuer’s Common Stock at a price of $3.00 per share.

CUSIP No.	88343R 10 1	Page	6	of	17

1	NAMES OF REPORTING PERSONS: Reid W. Dennis

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	7	of	17

1	NAMES OF REPORTING PERSONS: Mary Jane Elmore

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	8	of	17

1	NAMES OF REPORTING PERSONS: Norman A. Fogelsong

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	9	of	17

1	NAMES OF REPORTING PERSONS: Ruthann Quindlen

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	10	of	17

1	NAMES OF REPORTING PERSONS: L. James Strand

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	11	of	17

1	NAMES OF REPORTING PERSONS: William P. Tai

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	12	of	17

1	NAMES OF REPORTING PERSONS: T. Peter Thomas

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

CUSIP No.	88343R 10 1	Page	13	of	17

1	NAMES OF REPORTING PERSONS: Geoffrey Y. Yang

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,974,404 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

2,974,404 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,974,404 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.07% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), IVP Founders Fund I, L.P. (“IVP FF I”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Ruthann Quindlen (“RAQ”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VII, IVM VII, IVP FF I, SDC, RWD, MJE, NAF, RAQ, LJS, WPT and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 56,538 shares held by IVM VII; (ii) 2,894,030 shares held by IVP VII; and (iii) 23,836 shares held by IVP FF I. IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I, however, they disclaim beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.

Introductory Note: This Statement on Schedule 13G is filed on behalf of Institutional Venture Partners VII, L.P., Institutional Venture Management VII, L.P., IVP Founders Fund I, L.P., Samuel D. Colella, Reid W. Dennis, Mary Jane Elmore, Norman A. Fogelsong, Ruthann Quindlen, L. James Strand, William P. Tai, T. Peter Thomas and Geoffrey Y. Yang in respect of shares of Common Stock of Thermage, Inc.
Item 1

(a)	Name of Issuer: Thermage, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	25881 Industrial Boulevard Hayward, California 94545
Item 2

(a)	Name of Person(s) Filing:

Institutional Venture Partners VII, L.P. (“IVP VII”)
Institutional Venture Management VII, L.P. (“IVM VII”)
IVP Founders Fund I, L.P. (“IVP FF I”)
Samuel D. Colella (“SDC”)
Reid W. Dennis (“RWD”)
Mary Jane Elmore (“MJE”)
Norman A. Fogelsong (“NAF”)
Ruthann Quindlen (“RAQ”)
L. James Strand (“LJS”)
William P. Tai (“WPT”)
T. Peter Thomas (“TPT”)
Geoffrey Y. Yang (“GYY”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners 3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, California 94025

(c)	Citizenship:

	IVP VII	California
	IVM VII	California
	IVP FF I	California
	SDC	United States of America
	RWD	United States of America
	MJE	United States of America
	NAF	United States of America
	RAQ	United States of America
	LJS	United States of America
	WPT	United States of America
	TPT	United States of America
	GYY	United States of America

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 88343R 10 1
Item 3           Not applicable.

Page 14 of 17 pages

          Item 4           Ownership.
The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006:

					Shared	Sole		Shared
	Shares Held		Sole Voting		Voting	Dispositive		Dispositive	Beneficial	Percentage
Reporting Persons	Directly		Power		Power	Power		Power	Ownership	of Class (2)
Institutional Venture Partners VII, L.P.	2,894,030		0		2,917,866	0		2,917,866	2,917,866	13.07%

IVP Founders Fund I, L.P.	23,836		0		2,917,866	0		2,917,866	2,917,866	13.07%

Institutional Venture
Management VII, L.P. (1)	56,538		56,538		2,974,404	56,538		2,974,404	2,974,404	13.07%

Samuel D. Colella (1)	40,000	(3)	40,000	(3)	2,974,404	40,000	(3)	2,974,404	3,014,404	13.25%

Reid W. Dennis (1)	0		0		2,974,404	0		2,974,404	2,974,404	13.07%

Mary Jane Elmore (1)	0		0		2,974,404	0		2,974,404	2,974,404	13.07%

Norman A. Fogelsong (1)	0		0		2,974,404	0		2,974,404	2,974,404	13.07%

Ruthann Quindlen (1)	0		0		2,974,404	0		2,974,404	2,974,404	13.07%

L. James Strand (1)	0		0		2,974,404	0		2,974,404	2,974,404	13.07%

William P. Tai (1)	0		0		2,974,404	0		2,974,404	2,974,404	13.07%

T. Peter Thomas (1)	0		0		2,974,404	0		2,974,404	2,974,404	13.07%

Geoffrey Y. Yang (1)	0		0		2,974,404	0		2,974,404	2,974,404	13.07%
(1)	IVM VII serves as the general partner of IVP VII and IVP FF I. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT, GYY serve as the general partners of IVM VII and share voting and dispositive power over the shares held by IVP VII and IVP FF I. RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY owns no securities of the Issuer directly and disclaims beneficial ownership of the shares held by IVM VII and IVP VII, except to the extent of their proportionate pecuniary interests therein.
(2)	This percentage is calculated based upon 22,754,576 shares of the Issuer’s common stock outstanding (as of November 30, 2006), as set forth in the Issuer’s most recent 10-Q, filed with the Securities and Exchange Commission on December 8, 2006.
(3)	Includes an option to acquire up to (i) 10,000 shares of Issuer’s Common Stock at a price of $0.45 per share; (ii) 20,000 shares of Issuer’s Common Stock at a price of $1.90 per share; and (iii) 10,000 shares of Issuer’s Common Stock at a price of $3.00 per share.

Item 5	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group. Not applicable.

Item 10	Certification. Not applicable.

Page 15 of 17 pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: April 25, 2007
INSTITUTIONAL VENTURE PARTNERS VII, L.P.
By its General Partner, Institutional Venture Management VII, L.P.
INSTITUTIONAL VENTURE MANAGEMENT VII, L.P.
IVP FOUNDERS FUND I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

/s/ Samuel D. Colella General Partner

/s/ Samuel D. Colella Samuel D. Colella

/s/ Reid W. Dennis Reid W. Dennis

/s/ Mary Jane Elmore Mary Jane Elmore

/s/ Norman A. Fogelsong Norman A. Fogelsong

/s/ Ruthann Quindlen Ruthann Quindlen

/s/ L. James Strand L. James Strand

/s/ William P. Tai William P. Tai

/s/ T. Peter Thomas T. Peter Thomas

/s/ Geoffrey Y. Yang Geoffrey Y. Yang

Exhibit(s):
A — Joint Filing Statement

Page 16 of 17 pages

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Thermage, Inc. is filed on behalf of each of us.
Dated: April 25, 2007
INSTITUTIONAL VENTURE PARTNERS VII, L.P.
By its General Partner, Institutional Venture Management VII, L.P.
INSTITUTIONAL VENTURE MANAGEMENT VII, L.P.
IVP FOUNDERS FUND I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

/s/ Samuel D. Colella General Partner

/s/ Samuel D. Colella Samuel D. Colella

/s/ Reid W. Dennis Reid W. Dennis

/s/ Mary Jane Elmore Mary Jane Elmore

/s/ Norman A. Fogelsong Norman A. Fogelsong

/s/ Ruthann Quindlen Ruthann Quindlen

/s/ L. James Strand L. James Strand

/s/ William P. Tai William P. Tai

/s/ T. Peter Thomas T. Peter Thomas

/s/ Geoffrey Y. Yang Geoffrey Y. Yang

Page 17 of 17 pages